Exhibit 10.3

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

RESOURCE REAL ESTATE OPPORTUNITY OP, LP

Resource Real Estate Opportunity OP, LP (the “Partnership”) was formed as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on June 5, 2009. This Amended and Restated Limited Partnership Agreement (“Agreement”) is entered into effective as of September 8, 2020 among Resource Real Estate Opportunity REIT, Inc., a Maryland corporation (the “General Partner”), the Limited Partners set forth on Exhibit A hereto, and such additional Limited Partners party hereto from time to time. Capitalized terms used herein but not otherwise defined shall have the meanings given them in Article 1.

WHEREAS, the General Partner and RRE Opportunity Holdings, LLC, as the “Initial Limited Partner,” entered into a Limited Partnership Agreement of Resource Real Estate Opportunity OP, LP dated as of September 1, 2009, pursuant to which the Partnership was formed (the “Original Agreement”);

WHEREAS, on September 8, 2020, pursuant to that certain Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) by and among the Partnership, Resource PM Holdings LLC (“PM Holdings”), Resource NewCo LLC (“Advisor Holdings”), C-III Capital Partners LLC (“PM Contributor”), Resource Real Estate, LLC (“Advisor Contributor”), and Resource America, Inc., PM Contributor and Advisor Contributor contributed certain assets to the Partnership, including all of PM Contributor’s right, title and interest in all of the membership interests in PM Holdings and all of Advisor Contributor’s right, title and interest in all of the membership interests in Advisor Holdings in exchange for a total of 6,158,759 Common Units, 319,965 Series A Preferred Units and other good and valuable consideration (the “Contribution Transaction”);

WHEREAS, the General Partner now desires to amend and restate the Original Agreement to reflect, among other things, the authorization of Preferred Units and to set forth the rights, powers, privileges, restrictions, qualifications, and limitations of the Series A Preferred Units, as specified in Exhibit C hereto, the issuance of Common Units and Series A Preferred Units pursuant to the Contribution Transaction, and to make other amendments deemed necessary or desirable by the General Partner;

NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Agreement in its entirety and continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

ARTICLE 1

DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

Act means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

Additional Funds has the meaning set forth in Section 4.3.

Additional Limited Partner means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.1 hereof and who is shown as a Limited Partner on Exhibit A hereto.

Additional Securities means any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.5 hereof) or other interests in the General Partner, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares or other interests in the General Partner, as set forth in Section 4.2(a)(iii).

Administrative Expenses means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner or its Affiliates, including any salaries or other payments to directors, officers or employees of the General Partner or its Affiliates, and any accounting and legal expenses of the General Partner or its Affiliates, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner or such Affiliates, and (iii) to the extent not included in clause (ii) above, REIT Expenses.

Advisor Contributor has the meaning provided in the Recitals.

Advisor Holdings has the meaning provided in the Recitals.

Affiliate or Affiliated means, as to any Person, any of the following:

(a)	any other Person directly or indirectly owning, controlling or holding, with power to vote, 10% or more of the outstanding voting securities of such Person;

(b)	any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such Person;

(c)	any other Person directly or indirectly controlling, controlled by or under common control with such Person;

(d)	any executive officer, director, manager, trustee or general partner of such Person; and

(e)	any legal entity for which such Person acts as an executive officer, director, manager, trustee or general partner.

Agreed Value means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner. The names and addresses of the General Partner and the Additional Limited Partners, the number of Partnership Units issued to each of them, and their respective Capital Contributions as of the date of contribution is set forth on Exhibit A.

Agreement means this Amended and Restated Limited Partnership Agreement, as amended, modified, supplemented or restated from time to time, as the context requires.

Articles of Incorporation means the Amended and Restated Articles of Incorporation of the General Partner filed with the Maryland State Department of Assessments and Taxation, as amended, supplemented or restated from time to time.

Book Value means with respect to any asset of the Partnership, the basis of such asset to the Partnership for federal income tax purposes; provided that if an asset is contributed to the Partnership or revalued in accordance with Regulations Section 1.704-1(b)(2)(iv)(f), the Book Value of such asset shall be its fair market value as subsequently adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

Capital Account has the meaning provided in Section 4.4 hereof.

Capital Contribution means the total amount of cash, cash equivalents, and the Agreed Value of any Property or other asset (other than cash), net of liabilities assumed, contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.

Cash Amount means an amount of cash equal to the product of the Value of one REIT Share and the REIT Shares Amount on the date of receipt by the General Partner of a Notice of Exchange.

Certificate means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.2 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal, or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.

Code means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code as of the date hereof and any successor provision thereto.

Common Unit means a Partnership Unit that is not a Preferred Unit.

Contribution Common Units means the Common Units issued in connection with the Contribution Transaction.

Contribution and Exchange Agreement has the meaning provided in the Recitals.

Contribution Transaction has the meaning provided in the Recitals.

Conversion Factor means 1.0, provided that, subject to Section 4.2(a)(ii), in the event that the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a Distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the General Partner receives a Notice of Exchange after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the General Partner had received the Notice of Exchange immediately prior to the record date for such dividend, distribution, subdivision or combination.

Defaulting Limited Partner has the meaning provided in Section 5.2(b) hereof.

Distributions means any dividends or other distributions of money or other property paid by the General Partner to the holders of its REIT Shares or preferred stock, including distributions that may constitute a return of capital for federal income tax purposes.

Event of Bankruptcy as to any Person means the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); insolvency or bankruptcy of such Person as finally determined by a court proceeding; the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.

Exchange Right has the meaning provided in Section 8.5(a) hereof.

Exchanging Partner has the meaning provided in Section 8.5(a) hereof.

General Partner means Resource Real Estate Opportunity REIT, Inc., a Maryland corporation, and any Person who becomes a substitute or additional General Partner as provided herein, and any of their successors as General Partner.

General Partner Loan has the meaning provided in Section 5.2(b) hereof.

General Partnership Interest means a Partnership Interest held by the General Partner that is a general partnership interest. The number of Common Units held by the General Partner equal to one percent (1%) of all outstanding Common Units from time to time is hereby designated as the General Partnership Interest.

Indemnitee means (i) the General Partner or a director, officer or employee of the General Partner or Partnership, (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time, in its sole and absolute discretion.

Joint Venture or Joint Ventures means those joint venture, general partnership or similar arrangements in which the Partnership is a co-venturer or general partner, and which are established to acquire Properties.

Limited Partner means any Person named as a Limited Partner on Exhibit A attached hereto, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership. A Limited Partner may hold Common Units, Preferred Units, or both.

Limited Partnership Interest means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and the Act.

Liquidation Preference means, with respect to any Preferred Unit as of any date of determination, the amount (including distributions accumulated, due, or payable through the date of determination) payable with respect to such Preferred Unit (as established by the instrument designating such Preferred Unit) upon the voluntary or involuntary dissolution or winding up of the Partnership as a preference over distributions to Partnership Units ranking junior to such Preferred Unit.

Listing means the approval of the REIT Shares, issued by the General Partner pursuant to an effective registration statement, on a National Securities Exchange. Upon Listing, the shares shall be deemed Listed.

Loss has the meaning provided in Section 5.1(f) hereof.

National Securities Exchange means any securities exchange registered with the SEC pursuant to Section 6 of the Securities Exchange Act of 1934, as amended.

Net Asset Value Per REIT Share means the most recently determined net asset value per share of the REIT Shares as determined on a quarterly basis (or more or less frequently) and published by the General Partner in a filing with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Notice of Exchange means the Notice of Exercise of Exchange Right substantially in the form attached as Exhibit B hereto.

Offer has the meaning set forth in Section 7.1(b)(ii) hereof.

Offering means an offering of Stock that is either (a) registered with the SEC, or (b) exempt from such registration, excluding Stock offered under any employee benefit plan.

Opt-Out Election has the meaning set forth in Section 11.5(c) hereof.

Original Agreement has the meaning provided in the Recitals.

Partner means any General Partner or Limited Partner.

Partner Nonrecourse Debt Minimum Gain has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).

Partnership means Resource Real Estate Opportunity OP, LP, a Delaware limited partnership.

Partnership Interest means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

Partnership Loan has the meaning provided in Section 5.2(b) hereof.

Partnership Minimum Gain has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).

Partnership Record Date means the record date established by the General Partner for the distribution of cash pursuant to Section 5.2 hereof, which record date shall be the same as the record date established by the General Partner for a Distribution to the Stockholders of some or all of its portion of such distribution.

Partnership Representative has the meaning set forth in Section 11.5(a) hereof.

Partnership Unit means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. Without limitation on the authority of the General Partner as set forth in Section 4.2 hereof, the General Partner may designate any Partnership Units, when issued, as Common Units or Preferred Units, may establish any other class of Partnership Units, and may designate one or more series of any class of Partnership Units. The allocation of Partnership Units among the Partners shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.

Partnership Year means the fiscal year of the Partnership, which shall be the calendar year.

Percentage Interest means, with respect to a Partner, (i) when referring to a specific class or series of Partnership Units, such Partner’s interest in such class or series of Partnership Units as determined by dividing the number of Partnership Units in such class or series held by such Partner by the total number of Partnership Units in such class or series then outstanding, (ii) when not referring to a specific class of series of Partnership Units, (A) the aggregate number of Common Units, Series A Preferred Units and any other Partnership Units of any class or series having participation rights equivalent to the rights of a Common Unit held by such Partner divided by (B) the total aggregate number of Common Units, Series A Preferred Units and such other Partnership Units of any class or series having participation rights equivalent to the rights of a Common Unit held by such Partner then outstanding.

Person means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.

PM Contributor has the meaning provided in the Recitals.

PM Holdings has the meaning provided in the Recitals.

Preferred Unit means any Partnership Unit issued from time to time pursuant to Section 4.2 hereof that is specifically designated by the General Partner at the time of its issuance as a Preferred Unit. Each class or series of Preferred Units shall have such designations, preferences, and relative, participating, optional, or other special rights, powers, and duties, including rights, powers and duties senior to the Common Units, all as determined by the General Partner, subject to compliance with the requirements of Section 4.2 hereof.

Profit has the meaning provided in Section 5.1(f) hereof.

Property or Properties means the real properties or real estate investments which are acquired by the Partnership either directly or through Joint Ventures, partnerships or other entities.

Push-out Election has the meaning set forth in Section 11.5(c) hereof.

Regulations means the federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations as of the date hereof and any successor provision of the Regulations.

REIT means a real estate investment trust under Sections 856 through 860 of the Code.

REIT Expenses means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes hereof, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer, or employee of the General Partner, (ii) costs and expenses relating to any Offering and registration of securities or exemption from registration by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and sales commissions applicable to any such Offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the SEC, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC and any National Securities Exchange, (vi) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (vii) costs and expenses incurred by the General Partner relating to any issuance or redemption of Partnership Interests or securities of the General Partner, and (viii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.

REIT Share means a share of common stock, par value $0.01 per share, in the General Partner (or successor entity, as the case may be), the terms and conditions of which are set forth in the Articles of Incorporation.

REIT Shares Amount means a number of REIT Shares equal to the product of the number of Partnership Units offered for exchange or redemption, multiplied by the Conversion Factor as may be adjusted to and including the Specified Exchange Date or other applicable redemption or exchange date; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Exchange Date or other applicable redemption or exchange date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares Amount of REIT Shares on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.

SEC means the Securities and Exchange Commission.

Series A Preferred Units has the meaning set forth in Exhibit C hereto.

Service means the Internal Revenue Service.

Specified Exchange Date means the first business day of the month that is at least 60 business days after the receipt by the General Partner of the Notice of Exchange.

Stock means shares of stock of the General Partner of any class or series, including REIT Shares, preferred stock or shares-in-trust.

Stockholders means the registered holders of the General Partner’s Stock.

Subsidiary means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

Subsidiary Partnership means any partnership of which the partnership interests therein are owned by the General Partner or a direct or indirect Subsidiary of the General Partner.

Substitute Limited Partner means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.3 hereof.

Successor Entity has the meaning set forth in Section 4.2(a)(ii) hereof.

Surviving General Partner has the meaning set forth in Section 7.1(c) hereof.

Transaction has the meaning set forth in Section 7.1(b) hereof.

Transfer has the meaning set forth in Section 9.2(a) hereof.

Value means, with respect to REIT Shares, the average of the daily market price of such REIT Share for the ten (10) consecutive trading days immediately preceding the date of such valuation. The market price for each such trading day shall be: (i) if the REIT Shares are Listed, the sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day; (ii) if the REIT Shares are not Listed, the Net Asset Value Per REIT Share on such day; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount includes rights that a holder of REIT Shares would be entitled to receive, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE 2

PARTNERSHIP FORMATION AND IDENTIFICATION

2.1 Formation. The Partnership was formed as a limited partnership pursuant to the Act for the purposes and upon the terms and conditions set forth in this Agreement.

2.2 Name, Office and Registered Agent. The name of the Partnership is Resource Real Estate Opportunity OP, LP. The specified office and place of business of the Partnership shall be 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania 19103 (telephone number (215) 231-7050). The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name and address of the Partnership’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on him as registered agent.

2.3 Partners.

(a) The General Partner of the Partnership is Resource Real Estate Opportunity REIT, Inc., a Maryland corporation. Its principal place of business is the same as that of the Partnership.

(b) The Limited Partners are those Persons identified as Limited Partners on Exhibit A hereto, as amended from time to time. The parties agree that Exhibit A will be confidential and maintained in the offices of the General Partner.

2.4 Term and Dissolution.

(a) The Partnership shall have perpetual duration, except that the Partnership shall be dissolved upon the first to occur of any of the following events:

(i) The occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof; provided that if a General Partner is on the date of such occurrence a partnership, the dissolution of such General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;

(ii) The passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such note or notes are paid in full);

(iii) The exchange of all Limited Partnership Interests (other than any of such interests held by the General Partner or Affiliates of the General Partner) for REIT Shares or the securities of any other entity; or

(iv) The election by the General Partner that the Partnership should be dissolved.

(b) Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel the Certificate and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.6 hereof. Notwithstanding the foregoing, the General Partner (or such trustee, receiver, successor or legal representative) may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets of the Partnership to the Partners in kind.

2.5 Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, the Certificate any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.

2.6 Certificates Describing Partnership Units. At the request of a Limited Partner, the General Partner, at its option, may issue a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number and class or series of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:

THIS CERTIFICATE IS NOT NEGOTIABLE. THE PARTNERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE GOVERNED BY AND TRANSFERABLE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF RESOURCE REAL ESTATE OPPORTUNITY OP, LP, AS AMENDED FROM TIME TO TIME.

ARTICLE 3

BUSINESS OF THE PARTNERSHIP

3.1 Purpose. The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT and in a manner such that the General Partner will not be subject to any taxes under Sections 856, 857 or 4981 of the Code to the greatest extent commercially reasonably possible, unless the General Partner otherwise ceases to qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing, and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the General Partner’s current status as a REIT and the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partners agree that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under the Articles of Incorporation. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.

3.2 Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of Real Estate Related Assets or other ownership interests; provided, however that nothing in this Section 3.2 is intended to eliminate or limit the rights of the Limited Partners included elsewhere in this Agreement.

3.3 Relationship with Partners. It is expressly acknowledged and agreed by the Partners that the General Partner may, in its sole and absolute discretion, waive or otherwise modify the application with respect to any Partner or assignee of any provision herein restricting, prohibiting or otherwise relating to (i) the transfer of a Limited Partner Interest or the Partnership Units evidencing the same, (ii) the admission of any Limited Partners and (iii) the redemption rights of such Partners, and that such waivers or modifications may be made by the General Partner at any time or from time to time, including, without limitation, concurrently with the issuance of any Partnership Units pursuant to the terms of this Agreement; provided, however that nothing in this Section 3.3 is intended to eliminate or limit the rights of the Limited Partners included elsewhere in this Agreement.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1 Capital Contributions. The General Partner and each Limited Partner has made a Capital Contribution to the Partnership in exchange for the Partnership Units set forth opposite such Partner’s name on Exhibit A, as amended from time to time by the General Partner to the extent necessary to accurately reflect sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner’s ownership of Partnership Units.

4.2 Additional Capital Contributions and Issuances of Additional Partnership Units. Except as provided in this Section 4.2 or in Section 4.3, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests, in the form of Partnership Units, in respect thereof, in the manner contemplated in this Section 4.2.

(a) Issuances of Additional Partnership Units.

(i) General. The General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose at any time or from time to time, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner, including but not limited to, Partnership Units issued in connection with the issuance of REIT Shares or of other interests in the General Partner, Any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to any Common Units, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner (subject to any consent rights expressly provided to holders of Preferred Units), subject to Delaware law, including, without limitation: (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Units; (ii) the right of each such class or series of Partnership Units to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Units upon dissolution and liquidation of the Partnership; (iv) the voting rights, if any, of each such class or series of Partnership Units and (v) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Units; provided, however, that no additional Partnership Units shall be issued to the General Partner unless:

(1) (A) the additional Partnership Units are issued in connection with an issuance of REIT Shares of, or other interests in, the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Units issued to the General Partner by the Partnership in accordance with this Section 4.2 and (B) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the net proceeds raised in connection with the issuance of such shares of stock of or other interests in the General Partner;

(2) the additional Partnership Units are issued in exchange for property owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Units; or

(3) with respect to the class or series of Partnership Units so issued, additional Partnership Units are issued to all Partners holding Partnership Units in proportion to their respective Percentage Interests.

In addition, the General Partner may acquire Partnership Units from other Partners pursuant to this Agreement. In the event that the Partnership issues Partnership Units pursuant to this Section 4.2(a), the General Partner shall make such revisions to this Agreement, including amending Exhibit A, as are necessary to reflect the issuance of such additional Partnership Units and any special rights, powers, and duties associated therewith.

Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any debt or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership and (iii) in connection with any merger of any other entity into the Partnership or any Subsidiary of the Partnership if the applicable merger agreement provides that entity or its owners are to receive Partnership Units in exchange for their interests in the entity merging into the Partnership or any Subsidiary of the Partnership.

(ii) Adjustment Events. In the event the General Partner (i) declares or pays a dividend on outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, then a corresponding adjustment to the number of outstanding Common Units necessary to maintain the proportionate relationship between the number of outstanding Common Units to the number of outstanding REIT Shares shall automatically be made. Additionally, in the event that any other entity shall become General Partner pursuant to any merger, consolidation, or combination of the General Partner with or into another entity (the “Successor Entity”), the number of outstanding Common Units shall be adjusted by multiplying such number by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation, or combination, determined as of the date of such merger, consolidation, or combination. Any adjustment to the number of outstanding Common Units shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the General Partner receives a Notice of Exchange after the record date, but prior to the effective date of such dividend, distribution, subdivision, or combination, or such merger, consolidation, or combination, the number of outstanding Common Units shall be determined as if the General Partner had received the Notice of Exchange immediately prior to the record date for such dividend, distribution, subdivision, or combination or such merger, consolidation, or combination. If the General Partner takes any other action affecting the REIT Shares other than actions specifically described above and, in the opinion of the General Partner such action would require an adjustment to the number of Common Units to maintain the proportionate relationship between the number of outstanding Partnership Units and the number of outstanding REIT Shares, the General Partner shall have the right to make such adjustment to the number of Common Units, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. For the avoidance of doubt, to the extent any such adjustment is made pursuant to this Section 4.2(a)(ii), the “Conversion Factor” shall not be adjusted with respect to such Common Units in any manner that would result in a duplicative adjustment with respect to the relevant event.

(iii) Upon Issuance of Additional Securities. The General Partner shall not issue any Additional Securities other than to all holders of REIT Shares, unless (A) the General Partner shall cause the Partnership to issue to the General Partner, as the General Partner may designate, Partnership Units or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner contributes the net proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly and through the General Partner, to the Partnership; provided, however, that the General Partner is allowed to issue Additional Securities in connection with an acquisition of Property to be held directly by the General Partner, but if and only if, such direct acquisition and issuance of Additional Securities have been approved and determined to be in the best interests of the General Partner and the Partnership by a majority of the board of directors of the General Partner. Without limiting the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the General Partner corresponding Partnership Units, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, including without limitation, the issuance of REIT Shares, stock options, incentive awards and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, and (y) the General Partner contributes all proceeds from such issuance to the Partnership. For example, and without limiting the foregoing, in the event the General Partner issues REIT Shares for a cash purchase price and contributes all of the net proceeds of such issuance to the Partnership as required hereunder, the General Partner shall be issued a number of additional Partnership Units equal to the product of (A) the number of such REIT Shares issued by the General Partner, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor in effect on the date of such contribution.

(b) Certain Deemed Contributions of Proceeds of Issuance of Interests in the General Partner. In connection with any and all issuances of REIT Shares, or other interests in the General Partner, the General Partner shall make Capital Contributions to the Partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have paid such offering expenses in accordance with Section 6.5 hereof and in connection with the required issuance of additional Partnership Units to the General Partner for such Capital Contributions pursuant to Section 4.2(a) hereof. In connection with any and all issuances of REIT Shares pursuant to the General Partner’s distribution reinvestment plan, the General Partner shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the distributions that have been reinvested in respect of the REIT Shares issued by the General Partner in return for an equal number of Common Units as the issued REIT Shares.

4.3 Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise.

4.4 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property as consideration for a Partnership Interest, (iii) the Partnership is liquidated within the meaning of

Regulations Section 1.704-1(b)(2)(ii)(g) or (iv) a Partnership Interest (other than a de minimis interest) is granted as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner, the General Partner shall revalue the property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f). When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.1 if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.

4.5 Percentage Interests. If the number of outstanding Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to give effect to such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.5, the Profits and Losses for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the day when the Partnership’s property is revalued by the General Partner and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Profits and Losses for the taxable year in which the adjustment occurs. The allocation of Profits and Losses for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Profits and Losses for the later part of the year shall be based on the adjusted Percentage Interests.

4.6 No Interest on Contributions. No Partner shall be entitled to interest on its Capital Contributions.

4.7 Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

4.8 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner.

Without limiting the generality of the foregoing, unless otherwise provided in a written agreement between the Partner and the Partnership, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership and upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Partner’s Capital Account.

ARTICLE 5

PROFITS AND LOSSES; DISTRIBUTIONS

5.1 Allocation of Profit and Loss.

(a) General Allocations.

(i) Profits. After making the special allocations set forth in Sections 5.1(b) and 5.1(c) and the priority allocation with respect to the Preferred Units in Section 5.1(d) below and subject to the application of Section 5.1(a)(ii), after adjusting for all Capital Contributions and distributions made during any Partnership Year (or portion thereof), the Partnership’s Profits and Losses for such Partnership Year (or portion thereof) shall be allocated among the Partners in a manner such that, after such allocations have been made, the balance of each Partner’s Capital Account shall, to the extent possible, be equal to an amount that would be distributed to such Partner if (A) the Partnership were to sell its assets for their Book Values, (B) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets encumbering such liability), and (C) the Partnership were to distribute the proceeds of sale in accordance with Section 5.6 and dissolve in accordance with Section 2.4, minus the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain.

(ii) Losses. Losses shall not be allocated to a Limited Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any Losses in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.1(a)(ii), to the extent permitted by Regulations Section 1.704-1(b), Profits shall first be allocated to the General Partner in an amount necessary to offset the Losses previously allocated to the General Partner under this Section 5.01(a)(ii).

(b) Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” with respect to the “partner nonrecourse debt” within the meaning of Regulations Section 1.704-2(b)(4) to which such partner nonrecourse deduction is attributable in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership Year

(or other period), then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership Year (or other period), then, subject to the exceptions set forth in Regulations Section 1.704-(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest.

(c) Qualified Income Offset. If a Partner unexpectedly receives in any Partnership Year (or other period) an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such Partnership Year or other period (and, if necessary, later Partnership Years or other periods) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d); provided, that an allocation pursuant to this Section 5.1(c) shall be made only if and to the extent that such Partner would have a deficit Capital Account balance after all other allocations provided for in Article 5 have been tentatively made as if this Section 5.1(c) were not in this Agreement. This Section 5.1(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d) Priority Allocation With Respect to Preferred Units. Profits, and if necessary, items of Partnership gross income or gain for any Partnership Year, shall be specially allocated to Partners that own Series A Preferred Units in an amount equal to the excess, if any, of (i) the cumulative distributions received by such Partner for or with respect to the current Partnership Year and all prior Partnership Years with respect to the Series A Preferred Priority Return on such Series A Preferred Units (with a distribution made in a Partnership Year that relates to a Partnership Record Date occurring at the end of the preceding Partnership Year being treated as made with respect to such preceding Partnership Year) over (ii) the cumulative allocations of Partnership Profits, gross income and gain to such Partner under this Section 5.1(d) for all prior Partnership Years.

(e) Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such Partnership Year shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s taxable year had ended on the date of the transfer, or (ii) based on the number of days of such taxable year that each was a Partner without regard to the results of Partnership activities in the respective portions of such taxable year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.

(f) Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.1(b), 5.1(c), or 5.1(d). All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.1, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner shall have the sole and absolute authority to elect the method to be used by the Partnership for allocating items of income, gain, and expense as required by Section 704(c) of the Code including a method that may result in a Partner receiving a disproportionately larger share of the Partnership tax depreciation deductions, and such election shall be binding on all Partners; provided, however, the Partnership shall allocate items of income, gain, loss and deduction with respect to the assets contributed to the Partnership pursuant to the Contribution and Exchange Agreement using the “traditional method” under Regulations Section 1.704-3(b).

(g) Curative Allocations. The allocations set forth in Sections 5.1(b) and 5.1(c) of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.1(g). Therefore, notwithstanding any other provision of this Section 5.1 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Sections 5.1(a), 5.1(d) and 5.1(e).

5.2 Distributions.

(a) Cash Available for Distribution. The Partnership shall distribute cash on a quarterly (or, at the election of the General Partner, more or less frequently) basis, in an amount determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in the following order of priority:

(i) first, to the holders of Preferred Units, in such amounts as is required for the Partnership to pay all distributions and any other amounts with respect to such Preferred Units accumulated, due or payable in accordance with the instruments designating such Preferred Units through the last day of such quarter or other distribution period (such distributions shall be made to such Partners in such order of priority and with such preferences as have been established with respect to such Preferred Units as of the last day of such quarter or other distribution period); and

(ii) thereafter, to the holders of the Common Units, including the General Partner, in amounts proportionate to their respective Percentage Interests in the Common Units on the applicable Partnership Record Date;

provided, however, that if a new or existing Partner acquires additional Partnership Units in exchange for a Capital Contribution on any date other than the next day after a Partnership Record Date, the cash distribution attributable to such additional Partnership Units (other than Partnership Units acquired by the General Partner in connection with the issuance of additional REIT Shares, or other interests in the General Partner) relating to the Partnership Record Date next following the issuance of such additional Partnership Units (or relating to the Partnership Record Date if such Partnership Units are acquired on a Partnership Record Date) shall be reduced in the proportion to (i) the number of days that such additional Partnership Units are held by such Partner bears to (ii) the number of days between such Partnership Record Date (inclusive of such Partnership Record Date) and the immediately preceding Partnership Record Date (exclusive of such immediately preceding Partnership Record Date).

(b) Withholding; Partnership Loans. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner, or (ii) if the actual amount to be distributed to the Partner is less than the amount required to be withheld by the Partnership, the excess of the amount required to be withheld over the actual amount to be distributed shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner (a “Defaulting Limited Partner”) fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.

Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.2(b) shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.

(c) Limitation on Distributions. In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash distribution as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be exchanged.

5.3 REIT Distribution Requirements. The General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to pay stockholder dividends that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code.

5.4 No Right to Distributions In Kind. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.

5.5 Limitations of Return of Capital Contributions. Notwithstanding any of the provisions of this Article 5, no Partner shall have the right to receive and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of his Capital Contribution, does not exceed the fair market value of the Partnership’s assets.

5.6 Distributions Upon Liquidation. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to the Partners as follows:

(a) first, to the holders of Preferred Units, in such amounts as is required for them to receive the Liquidation Preference with respect to the Preferred Units held by them in accordance with the instruments designating such Preferred Units (such distributions shall be made to such Partners in such order of priority and with such preferences as have been established with respect to such Preferred Units);

(b) thereafter, to the holders of the Common Units, including the General Partner, in amounts proportionate to their respective Percentage Interests in the Common Units.

To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

5.7 Substantial Economic Effect. It is the intent of the Partners that the allocations of Profit and Loss under this Agreement have substantial economic effect, or be consistent with the Partners’ interests in the Partnership, within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.

ARTICLE 6

RIGHTS, OBLIGATIONS AND

POWERS OF THE GENERAL PARTNER

6.1 Management of the Partnership.

(a) Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions, as deemed necessary or desirable in the sole and absolute discretion of the General Partner, on behalf of the Partnership (or any Subsidiary or Subsidiary Partnership):

(i) to acquire, purchase, own, operate, lease and dispose of (other than in a “prohibited transaction” within the meaning of Section 857(b)(6)(B)(iii) of the Code) any real property and any other property or assets including, but not limited to, notes and mortgages, that the General Partner determines are necessary or appropriate or in the best interests of the business of the Partnership;

(ii) to construct buildings and make other improvements on the Properties owned or leased by the Partnership;

(iii) to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership;

(iv) to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(v) to pay, either directly or by reimbursement, for all Administrative Expenses to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(vi) to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(vii) to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all Administrative Expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;

(viii) to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(ix) to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership, or the Partnership’s assets;

(x) to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(xi) to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xii) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xiii) to determine whether or not to apply any insurance proceeds for any Property to the restoration of such Property or to distribute the same;

(xiv) to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;

(xv) to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xvi) to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii) to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xviii) to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xix) to form or acquire an interest in, and contribute property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, Subsidiaries of the Partnership and any other Person in which it has an equity interest from time to time);

(xx) to establish Partnership reserves for working capital, capital expenditures, contingent liabilities, or any other valid Partnership purpose;

(xxi) to merge, consolidate or combine the Partnership with or into another Person, subject to any limitations set forth in this Agreement, including those set forth in Articles 7 and 12;

(xxii) to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code;

(xxiii) to take any and all actions necessary to adopt or modify any distribution reinvestment plan of the Partnership or the General Partner;

(xxiv) to take any and all actions necessary to maintain the General Partner’s status as a REIT as set forth in Section 3.1; and

(xxv) to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.

(b) Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.2 Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

6.3 Indemnification and Exculpation of Indemnitees.

(a) The Partnership shall indemnify to the fullest extent allowed under applicable law, an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise.

Any indemnification pursuant to this Section 6.3 shall be made only out of the assets of the Partnership.

(b) The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(c) The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(d) For purposes of this Section 6.3, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.3; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(e) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 6.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) Neither the amendment nor repeal of this Section 6.3, nor the adoption or amendment of any other provision of the Agreement inconsistent with this Section 6.3, shall apply to or affect in any respect the applicability with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

6.4 Liability of the General Partner.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement.

(b) The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, itself and its stockholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of its stockholders on one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either its stockholders or the Limited Partners; provided, however, that for so long as the General Partner directly owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either its stockholders or the Limited Partner shall be resolved in favor of the stockholders. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

(c) Subject to its obligations and duties as General Partner set forth in Section 6.1 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT or (ii) to prevent the General Partner from incurring any taxes under Section 857, Section 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

(e) Any amendment, modification or repeal of this Section 6.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

6.5 Reimbursement of General Partner.

(a) Except as provided in this Section 6.5 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) REIT Expenses and Administrative Expenses shall be obligations of the Partnership and the General Partner shall be entitled to reimbursement for all REIT Expenses and Administrative Expenses incurred by the General Partner on behalf of the Partnership. Reimbursement of REIT Expenses and Administrative Expenses shall be treated as an expense of the Partnership and not as allocations of Partnership income or gain.

(c) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all Administrative Expenses.

6.6 Outside Activities. Subject to the Articles of Incorporation and any agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or stockholder of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interest or activities. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.

6.7 Employment or Retention of Affiliates.

(a) Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price, or other payment therefor which the General Partner determines to be fair and reasonable.

(b) The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(c) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement and applicable law.

(d) Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are on terms that are fair and reasonable to the Partnership.

6.8 General Partner Participation. The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development or ownership of Properties, shall be conducted through the Partnership or one or more Subsidiaries of the Partnership (including a taxable REIT subsidiary within the meaning of Section 856(l) of the Code); provided, however, that the General Partner is allowed to make a direct acquisition, but if and only if, such acquisition is made in connection with the issuance of Additional Securities, which direct acquisition and issuance have been approved and determined to be in the best interests of the General Partner and the Partnership by a majority of the board of directors of the General Partner.

6.9 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

6.10 Miscellaneous. In the event the General Partner redeems any REIT Shares (other than REIT Shares redeemed in accordance with the share redemption program of the General Partner through proceeds received from the General Partner’s distribution reinvestment plan, which proceeds so used shall not become a Capital Contribution of the General Partner), then the General Partner shall cause the Partnership to purchase from the General Partner an equivalent number of Common Units as determined based on the application of the Conversion Factor on the same terms that the General Partner redeemed such REIT Shares. Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire an equivalent number of Common Units held by the General Partner as determined based on the application of the Conversion Factor. In the event any REIT Shares are exchanged by the General Partner pursuant to such offer, the Partnership shall redeem an equivalent number of the General Partner’s Common Units as determined based on the application of the Conversion Factor for an equivalent purchase price.

6.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE 7

CHANGES IN GENERAL PARTNER

7.1 Transfer of the General Partner’s Partnership Interest.

(a) The General Partner shall not transfer all or any portion of its General Partnership Interest or withdraw as General Partner except as provided in or in connection with a transaction contemplated by Section 7.1(b), (c) or (d).

(b) Except as otherwise provided in Section 7.1(c) or (d) hereof, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, (other than in connection with a change in the General Partner’s state of incorporation or organizational form) in each case which results in a change of control of the General Partner (a “Transaction”), unless:

(i) the approval of the holders of a majority of the Common Units is obtained;

(ii) as a result of such Transaction all Limited Partners will receive for each Common Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share in consideration of one REIT Share, provided that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Common Units shall be given the option to exchange its Common Units for the greatest amount of cash, securities, or other property which a Limited Partner would have received had it (A) exercised its Exchange Right and (B) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Exchange Right immediately prior to the expiration of the Offer; or

(iii) the General Partner is the surviving entity in the Transaction and either (A) the holders of REIT Shares do not receive cash, securities, or other property in the Transaction or (B) all Limited Partners (other than the General Partner or any Subsidiary of the General Partner) receive an amount of cash, securities, or other property (expressed as an amount per REIT Share) that is no less than the product of the Conversion Factor and the greatest amount of cash, securities, or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares.

(c) Notwithstanding Section 7.1(b), the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and (ii) the Surviving General Partner expressly agrees to assume all obligations of the General Partner, as appropriate, hereunder. Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement as set forth in this Section 7.1(c). The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Shares Amount and Conversion Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and which a holder of Partnership Units could have acquired had such Partnership Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor. The Surviving General Partner also shall in good faith modify the definition of REIT Shares and make such amendments to Section 8.5 hereof so as to approximate the existing rights and obligations set forth in Section 8.5 as closely as reasonably possible. The above provisions of this Section 7.1(c) shall similarly apply to successive mergers or consolidations permitted hereunder.

In respect of any transaction described in the preceding paragraph, the General Partner is required to use its commercially reasonable efforts to structure such transaction to avoid causing the Limited Partners to recognize a gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction, provided such efforts are consistent with the exercise of the fiduciary duties of the board of directors of the General Partner to the Stockholders under applicable law.

(d) Notwithstanding Section 7.1(b),

(i) a General Partner may transfer all or any portion of its General Partnership Interest to (A) a wholly-owned Subsidiary of such General Partner or (B) the owner of all of the ownership interests of such General Partner, and following a transfer of all of its General Partnership Interest, may withdraw as General Partner; and

(ii) the General Partner may engage in Transactions not required by law or by the rules of any National Securities Exchange on which the REIT Shares are listed to be submitted to the vote of the holders of the REIT Shares.

7.2 Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:

(a) the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.5 hereof in connection with such admission shall have been performed;

(b) if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c) counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel and the state or any other jurisdiction as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, or (ii) the loss of any Limited Partner’s limited liability.

7.3 Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.

(a) Upon the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.3(b) hereof. The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.2 hereof shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.

(b) Following the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the holders of Common Units, within 90 days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.4 hereof by selecting, subject to Section 7.2 hereof and any other provisions of this Agreement, a substitute General Partner by consent of a majority in interest of the Common Units. If the holders of Common Units elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.4 Removal of a General Partner.

(a) Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to or removal of a partner in such partnership shall be deemed not to be a dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners. The Limited Partners may not remove the General Partner, with or without cause.

(b) If a General Partner has been removed pursuant to this Section 7.4 and the Partnership is continued pursuant to Section 7.3 hereof, such General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by a majority in interest of the Limited Partners in accordance with Section 7.3(b) hereof and otherwise admitted to the Partnership in accordance with Section 7.2 hereof. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General

Partner the fair market value of the General Partnership Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and a majority in interest of the Limited Partners within 10 days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and a majority in interest of the Limited Partners each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest no later than 60 days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals closest in value.

(c) The General Partnership Interest of a removed General Partner, during the time after default until transfer under Section 7.4(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.4(b).

(d) All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

8.1 Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for or on behalf of the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

8.2 Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.

8.3 Limitation on Liability of Limited Partners. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

8.4 Ownership by Limited Partner of Corporate General Partner or Affiliate. No Limited Partner shall at any time, either directly or indirectly, own any stock or other interest in the General Partner or in any Affiliate thereof, if such ownership by itself or in conjunction with other stock or other interests owned by other Limited Partners would, in the opinion of counsel for the Partnership, jeopardize the classification of the Partnership as a partnership for federal tax purposes. The General Partner shall be entitled to make such reasonable inquiry of the Limited Partners as is required to establish compliance by the Limited Partners with the provisions of this Section.

8.5 Exchange Right.

(a) Subject to Sections 8.5(b), 8.5(c), 8.5(d), 8.5(e), and 8.5(g) and the provisions of any agreements between the Partnership and one or more holders of Common Units with respect to Common Units held by them, each holder of Common Units shall have the right (the “Exchange Right”) to require the Partnership to redeem on a Specified Exchange Date all or a portion of the Common Units held by such Limited Partner at an exchange price equal to and in the form of the Cash Amount to be paid by the Partnership, provided that such Common Units shall have been outstanding for at least one year. The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Exchange Right (the “Exchanging Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Exchange Right if the General Partner elects to purchase the Common Units subject to the Notice of Exchange pursuant to Section 8.5(b); and provided, further, that no holder of Common Units may deliver more than two Notices of Exchange during each calendar year. A Limited Partner may not exercise the Exchange Right for less than 1,000 Common Units or, if such Limited Partner holds less than 1,000 Common Units, all of the Common Units held by such Partner. The Exchanging Partner shall have no right, with respect to any Common Units so exchanged, to receive any distribution paid with respect to Common Units if the record date for such distribution is on or after the Specified Exchange Date.

(b) Notwithstanding the provisions of Section 8.5(a), a Limited Partner that exercises the Exchange Right shall be deemed to have offered to sell the Common Units described in the Notice of Exchange to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Common Units by paying to the Exchanging Partner either the Cash Amount or the REIT Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Specified Exchange Date, whereupon the General Partner shall acquire the Common Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units. If the General Partner shall elect to exercise its right to purchase Common Units under this Section 8.5(b) with respect to a Notice of Exchange, it shall so notify the Exchanging Partner within five business days after the receipt by the General Partner of such Notice of Exchange. Unless the General Partner (in its sole and absolute discretion) shall exercise its right to purchase Common Units from the Exchanging Partner pursuant to this Section 8.5(b), the General Partner shall have no obligation to the Exchanging Partner or the Partnership with respect to the Exchanging Partner’s exercise of the Exchange Right. In the event the General Partner shall exercise its right to purchase Common Units with respect to the exercise of an Exchange Right in the manner described in the first sentence of this Section 8.5(b), the Partnership shall have no obligation to pay any amount to the Exchanging Partner with respect to such Exchanging Partner’s exercise of such Exchange Right, and each of the Exchanging Partner, the Partnership, and the General Partner, as the case may be, shall treat the transaction between the General Partner, as the case may be, and the Exchanging Partner for federal income tax purposes as a sale of the Exchanging Partner’s Common Units to the General Partner, as the case may be. Each Exchanging Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Exchange Right, including an assignment of the Common Units, and if the General Partner is relying upon the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation D promulgated under the Securities Act of 1933, as amended, or any successor rule, a document pursuant to which the Exchanging Partner makes a representation that it is an accredited investor; provided, however, that if the Exchanging Partner cannot make such representation, then the Exchanging Partner shall have no right to exercise its Exchange Right.

(c) Notwithstanding the provisions of Section 8.5(a) and 8.5(b), a Limited Partner shall not be entitled to exercise the Exchange Right if the delivery of REIT Shares to such Partner on the Specified Exchange Date by the General Partner pursuant to Section 8.5(b) (regardless of whether or not the General Partner would in fact exercise its rights under Section 8.5(b)) would, in the determination of the General Partner (i) result in such Partner or any other person owning, directly or indirectly, shares of stock of the General Partner in excess of the Aggregate Stock Ownership Limit (as defined in the Articles of Incorporation and calculated in accordance therewith) or the Common Stock Ownership Limit (as defined in the Articles of Incorporation and calculated in accordance therewith), except as provided in the Articles of Incorporation, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), except as provided in the Articles of Incorporation, (iii) result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause the General Partner to own, directly or constructively, 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code, (v) cause a violation of the Securities Act of 1933, as amended, either for the exchange or other securities offerings, (vi) require such REIT Shares to be registered under the Securities Act of 1933, as amended, (vii) cause the General Partner to no longer qualify as a REIT, or (viii) cause the Partnership to be treated as a “publicly traded partnership” under Section 7704 of the Code. The General Partner, in its sole and absolute discretion, may waive the restriction on exchange set forth in this Section 8.5(c).

(d) Any Cash Amount to be paid to an Exchanging Partner pursuant to this Section 8.5 shall be paid on the Specified Exchange Date; provided, however, that the General Partner may elect to cause the Specified Exchange Date to be delayed for up to an additional 180 days to the extent required for the General Partner to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount. Notwithstanding the foregoing, the General Partner agrees to use its commercially reasonable efforts to cause the closing of the acquisition of exchanged Common Units hereunder to occur as quickly as reasonably possible.

(e) Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Exchange Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof to each of the Limited Partners, which notice shall state the restrictions the General Partner has instituted in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

(f) Each Limited Partner covenants and agrees with the General Partner that all Common Units delivered for exchange shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Common Units which are or may be subject to any liens. Each Limited Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Common Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

(g) With respect to the Contribution Common Units, the Exchange Right provided for in this Article 8 shall not be exercisable or exercised by any holder of Contribution Common Units until such Contribution Common Units have been outstanding for at least two years.

(h) The exercise of an Exchange Right by a Limited Partner will be subject to compliance with securities laws applicable to the exchange and therefore the Exchange Right may not be exercisable in the absence of an effective registration statement or an available exemption from registration.

8.6 Outside Activities of Limited Partners. Subject to (i) any other agreements entered into by a Limited Partner or any of its Affiliates with the General Partner or any of its Affiliates, including those certain (A) Restrictive Covenants Agreements, by and among PM Holdings, Advisor Holdings, the Partnership and C-III Capital Partners LLC, dated as of September 8, 2020, (B) Restrictive Covenants Agreements, by and among PM Holdings, Advisor Holdings, the Partnership and each of Alan Feldman, Thomas Elliott and Michele Weisbaum, dated as of September 8, 2020, and (C) Employment Agreements, by and between Advisor Holdings and each of Alan Feldman, Thomas Elliott and Michele Weisbaum, dated as of September 8, 2020, and (ii) any fiduciary duty owed by a Limited Partner or any officer, director, employee, agent, representative, trustee, Affiliate, manager, member or stockholder of any such Limited Partner or assignee, to the General Partner by virtue of such Person’s position as a director of the General Partner, any Limited Partner, any assignee of such Limited Partner admitted pursuant to Section 9.3, or any officer, director, employee, agent, representative, trustee, Affiliate, manager, member or stockholder of any such Limited Partner or assignee, as applicable, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the General Partner, including business interests and activities that are in direct or indirect competition with the General Partner or that are enhanced by the activities of the General Partner. Neither the General Partner nor any Limited Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or assignee admitted pursuant to Section 9.3. Subject to such agreements, none of the General Partner, Limited Partners nor any other Person shall have any rights by virtue of this Agreement in any business ventures of any other Person (other than to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to any other agreements entered into by a Limited Partner or its Affiliates with the General Partner or its Affiliates to offer any interest in any such business ventures to the General Partner, any other Limited Partner, or any such other Person, even if such opportunity is of a character that, if presented to the General Partner, any other Limited Partner or such other Person, could be taken by such Person.

8.7 Rights of Limited Partners Relating to the General Partner.

(a) In addition to other rights provided by this Agreement or by the Act, and subject to Section 8.7(c), the General Partner shall deliver to each Limited Partner a copy of any information mailed to all of the common stockholders of the General Partner as soon as practicable after such mailing.

(b) The General Partner shall notify any Limited Partner, on request, of the then current Conversion Factor or any change made to the Conversion Factor.

(c) Notwithstanding any other provision of this Section 8.7, the General Partner may keep confidential from the Limited Partners (or any of them, individually), for such period of time as the General Partner determines to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in its best interests or (ii) the General Partner is required by law or by agreement to keep confidential.

ARTICLE 9

TRANSFERS OF LIMITED PARTNERSHIP INTERESTS

9.1 Purchase for Investment.

(a) Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Interests is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.

(b) Each Limited Partner agrees that it will not sell, assign or otherwise transfer its Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.1(a) above and similarly agree not to sell, assign or transfer such Partnership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.

9.2 Restrictions on Transfer of Limited Partnership Interests.

(a) Subject to the provisions of Sections 9.2(b), (c) and (d), no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Limited Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent shall not unreasonably be withheld. Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

(b) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.5 below) of all of its Partnership Units pursuant to this Article 9 or pursuant to an exchange of all of its Partnership Units pursuant to Section 8.5 or any instrument designating a Preferred Unit. Upon the permitted Transfer or redemption of all of a Limited Partner’s Partnership Interest, such Limited Partner shall cease to be a Limited Partner.

(c) Subject to Sections 9.2(e), (f) and (g) below, a Limited Partner may Transfer, with the consent of the General Partner, which consent shall not be unreasonably withheld, all or a portion of its Partnership Units to (i) its Affiliate; (ii) a parent or parent’s spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such Person(s), of which trust such Limited Partner or any such Person(s) is a trustee, (iii) a corporation controlled by a Person or Persons named in (i) above, or (iv) if the Limited Partner is an entity, its beneficial owners.

(d) Subject to Sections 9.2(e), (f) and (g) below, a Limited Partner may Transfer, with the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion, all or a portion of its Partnership Units to (i) any lender or lenders, or agents acting on their behalf, to whom any Partnership Unit Interest is transferred pursuant to (y) the formation of any secured pledge or (z) the exercise of remedies under a pledge; or (ii) any special purpose entities owned and used by the lenders or agents described in Section 9.2(d)(i) for the purpose of holding any such Partnership Unit.

(d) No Limited Partner may effect a Transfer of its Limited Partnership Interest, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

(e) No Transfer by a Limited Partner of its Partnership Units, in whole or in part, may be made to any Person if (i) in the opinion of the General Partner based on the advice of legal counsel for the Partnership, the transfer would result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the opinion of the General Partner based on the advice of legal counsel for the Partnership, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, (iii) in the opinion of the General Partner, such transfer would cause any of the Partnership Units to be deemed to be “traded” on an “established securities market” or “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and the Regulations promulgated thereunder, (iv) would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or to Section 4975 of the Code, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code) or (v) would, in the belief of the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to 29 CFR Section 2510.3-101.

(f) No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

(g) Any Transfer in contravention of any of the provisions of this Article 9 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

(h) Prior to the consummation of any Transfer under this Article 9, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

9.3 Admission of Substitute Limited Partner.

(a) Subject to the other provisions of this Article 9, an assignee of the Limited Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partnership Interest) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner and upon the satisfactory completion of the following:

(i) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.

(ii) To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.

(iii) The assignee shall have delivered a letter containing the representation set forth in Section 9.1(a) hereof and the agreement set forth in Section 9.1(b) hereof.

(iv) If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.

(v) The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.2 hereof.

(vi) The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.

(vii) The assignee shall have obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.

(b) For the purpose of allocating Profits and Losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.3(a)(ii) hereof or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c) The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article 9 to the admission of such Person as a Limited Partner of the Partnership.

9.4 Rights of Assignees of Partnership Interests.

(a) Subject to the provisions of Sections 9.1 and 9.2 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest until the Partnership has received notice thereof.

(b) Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partnership Interest, but does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partnership Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partnership Interest.

9.5 Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

9.6 Joint Ownership of Interests. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same personal residence. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.

ARTICLE 10

ADMISSION OF ADDITIONAL LIMITED PARTNERS

10.1 Admission of Additional Limited Partners. No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner’s sole and absolute discretion. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement or who exercises an option to receive Partnership Units shall be admitted to the Partnership as an Additional Limited Partner only with the consent of the General Partner and only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 8.2 and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

10.2 Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Profits, Losses, each item thereof and all other items allocable among Partners and assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Profits, Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, each of such item for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and assignees including such Additional Limited Partner. All distributions by the Partnership with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and assignees other than the Additional Limited Partner, and all distributions by the Partnership thereafter shall be made to all the Partners and assignees including such Additional Limited Partner.

10.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment to Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 8.2 hereof.

ARTICLE 11

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS; REPORTS

11.1 Books and Records. At all times during the continuance of the Partnership, the General Partner shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and amendments thereto and any financial statements of the Partnership for the three most recent Partnership Years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.

11.2 Custody of Partnership Funds; Bank Accounts.

(a) All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b) All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds, or other investments approved by the board of directors of the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 11.2(b).

11.3 Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year.

11.4 Annual Tax Information and Report. Within 90 days after the end of each Partnership Year, the General Partner shall use commercially reasonable efforts to furnish to each person who was a Limited Partner at any time during such Partnership Year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.

11.5 Partnership Representative; Tax Elections; Special Basis Adjustments.

(a) The General Partner is hereby designated as the “partnership representative” of the Partnership within the meaning of Section 6223(a) of the Code. If any state or local tax law provides for a partnership representative or person having similar rights, powers, authority or obligations, the person designated above shall also serve in such capacity (in any such federal, state or local capacity, the “Partnership Representative”). The General Partner may name a replacement Partnership Representative at any time; provided, however, that the designated Partnership Representative shall serve as the Partnership Representative until resignation, death, incapacity, or removal. In such capacity, the Partnership Representative shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a partnership representative to the extent provided in the Code and the Regulations, and the Partners hereby agree to be bound by any actions taken by the Partnership Representative in such capacity. The Partnership Representative shall represent the Partnership in all tax matters to the extent allowed by law. Without limiting the foregoing, the Partnership Representative is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Any decisions made by the Partnership Representative, including, without limitation, whether or not to settle or contest any tax matter, and the choice of forum for any such contest, and whether or not to extend the period of limitations for the assessment or collection of any tax, shall be made in the Partnership Representative’s sole discretion. The Partnership Representative (i) shall have the sole authority to make any elections on behalf of the Partnership permitted to be made pursuant to the Code or the Regulations promulgated thereunder and (ii) may, in its sole discretion, make an election on behalf of the Partnership under Sections 6221(b) or 6226 of the Code, (iii) may request a modification to any assessment of an imputed underpayment, including a modification for any Partner who is a REIT or regulated investment company as defined in Section 851, based on such Partner making a deficiency dividend pursuant to Section 860, and a modification based on the tax-exempt status of a reviewed year Partner, and (iv) may take all actions the Partnership Representative deems necessary or appropriate in connection with the foregoing. The Partnership Representative shall be reimbursed and indemnified by the Partnership for all claims, liabilities, losses, costs, damages and expenses, and for reasonable legal and accounting fees, incurred in connection with the performance of its duties as Partnership Representative in accordance with the terms hereof, unless the actions of the Partnership Representative constitute gross negligence or intentional misconduct.

(b) Each Partner hereby covenants to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to examinations of the Partnership’s affairs by tax authorities (including, without limitation, promptly filing amended tax returns and promptly paying any related taxes, including penalties and interest) and shall provide promptly and update as necessary at any times requested by the Partnership Representative, all information, documents, self-certifications, tax identification numbers, tax forms, and verifications thereof, that the Partnership Representative deems necessary in connection with (1) any information required for the Partnership to determine the application of Sections 6221 through 6235 of the Code to the Partnership; (2) an election by the Partnership under Section 6221(b) or 6226 of the Code, and (3) an audit of the Partnership or a final adjustment of a Partnership item by a tax authority. The Partnership and the Partners hereby agree and acknowledge that (i) the actions of the Partnership Representative in connection with examinations of the Partnership’s affairs by tax authorities shall be binding on the Partnership and the Partners; and (ii) neither the Partnership nor the Partners have any right to contact the Service with respect to an examination of the Partnership or participate in an audit of the Partnership or proceedings under Sections 6221 through 6235 of the Code.

(c) The Partners acknowledge that the Partnership may elect the application of Section 6221(b) of the Code (the “Opt-Out Election”) for any Partnership Year in which it is eligible to make such election. The Partners further acknowledge that the Partnership may elect the application of Section 6226 of the Code (the “Push-out Election”) for any Partnership Year in which it is not eligible to make the Opt-Out Election. This acknowledgement applies to each Partner whether or not the Partner owns a Partnership Interest in both the reviewed year and the year of the tax adjustment. If the Partnership makes a Push-Out Election, the Partners shall take into account and report to the Service (or any other applicable tax authority) any adjustment to their tax items for the reviewed year of which they are notified by the Partnership in a written statement, in the manner provided in Section 6226(b) of the Code, whether or not any applicable Partner owns a Partnership Interest at such time. Any Partner that fails to report its share of such adjustments on its tax return, shall indemnify and hold harmless the Partnership, the General Partner, the Partnership Representative, and each of their Affiliates from and against any and all liabilities related to taxes (including penalties and interest) imposed on the Partnership as a result of the Partner’s failure. Each Partner acknowledges and agrees that no Partner shall have any claim against the Partnership, the General Partner, the Partnership Representative, or any of their Affiliates for any tax, penalties or interest resulting from the Partnership making a Push-Out Election.

(d) If the Partnership does not make a Push-Out Election, the amount of any imputed underpayment assessed upon the Partnership, pursuant to Code Section 6232, attributable to a Partner (or former Partner), as reasonably determined by the Partnership Representative, shall be treated as a withholding tax with respect to such Partner. To the extent any portion of such imputed underpayment cannot be withheld from a current distribution, any such Partner (or former Partner) shall be liable to the Partnership for the amount that cannot be withheld and agrees to pay such amount to the Partnership. Any such amount withheld or any such payment shall not be treated as a Capital Contribution for purposes of any provision herein that affects distributions to the Partners and any amount not paid by any such Partner (or former Partner) at the time reasonably requested by the Partnership Representative shall accrue interest at the rate set by the Service for the underpayment of federal taxes, compounded quarterly, until paid.

(e) The provisions of this Section 11 shall survive the termination of the Partnership, the termination of this Agreement and, with respect to any Partner, the transfer or assignment of any portion of such Partner’s Partnership Interest.

(f) The Partnership Representative shall keep the Partners reasonably informed as to the status of any tax investigations, audits, lawsuits or other judicial or administrative tax proceedings and shall promptly copy all other Partners on any correspondence to or from the Service or applicable state, local or foreign tax authority relating to such proceedings. The Partnership Representative shall inform the Service, as promptly as possible upon the commencement of any examination or proceeding, of the tax-exempt status of any Partners and shall take any actions or refrain from taking any action to the extent necessary to preserve the tax-exempt status of such Partners and shall afford such Partners tax-free treatment, to the extent permissible under the Code. The Partnership Representative has an obligation to perform its duties as the Partnership Representative in good faith and in such manner as will serve the best interests of the Partnership and all of the Partners.

(g) The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership as provided in Section 709 of the Code.

(h) Notwithstanding anything to the contrary in this Agreement, (i) each Partner hereby agrees to release and hold harmless the Partnership Representative for all decisions and actions made or untaken, as applicable, by the Partnership Representative in its capacity as such, provided that no such Partner shall be required to release and hold harmless the Partnership Representative for any such decisions and actions made or untaken, as applicable, to the extent such decisions or actions give rise to any right of recovery by such Partner under any other agreements entered into by such Partner or any of its Affiliates with the General Partner or any of its Affiliates (including the terms of the Contribution and Exchange Agreement), and (ii) to the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the Partnership Representative for all costs, expenses, claims, liabilities, losses, damages and legal and accounting fees that are incurred by the Partnership Representative in connection with this Section 11.5(h).

11.6 Reports Made Available to Limited Partners.

(a) As soon as practicable, but in no event later than ninety (90) days after the close of each fiscal quarter (other than the last quarter of the Partnership Year), upon written request by a Limited Partner to the General Partner, the General Partner will make available, without cost, to each Limited Partner a quarterly report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than ninety (90) days after the close of each Partnership Year, upon written request by a Limited Partner to the General Partner, the General Partner will make available, without cost, to each Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles.

(b) Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.

(c) Notwithstanding the foregoing, the General Partner, in its sole discretion, may restrict receipt of the information identified in Section 11.1, if the General Partner reasonably believes that disclosure of such information is not in the best interest of the Partnership or could damage the Partnership or the General Partner or its business or the requesting Limited Partner’s reason for obtaining the applicable information is, in the General Partner’s sole discretion, related to the Limited Partner’s individual purposes and not for a Partnership purpose.

ARTICLE 12

AMENDMENT OF AGREEMENT; MERGER

12.1 General. The General Partner’s consent shall be required for any amendment to this Agreement. Subject to any consent rights expressly provided to holders of Preferred Units in this Agreement, or any amendment hereto, the General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect or merge or consolidate the Partnership with or into any other partnership or business entity (as defined in Section 17-211 of the Act) in a transaction pursuant to Section 7.1(b), (c) or (d) hereof; provided, however, that the following amendments and any other merger or consolidation of the Partnership shall require the consent of a majority in interest of the Common Units:

(a) any amendment affecting the operation of the Exchange Right (except as provided in Section 8.5(d) or 7.1(c) hereof) in a manner adverse to the Limited Partners;

(b) any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Interests pursuant to Section 4.2 hereof;

(c) any amendment that would alter the Partnership’s allocations of Profit and Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Interests pursuant to Section 4.2 hereof; or

(d) any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership.

12.2 Amendment Without the Consent of the Limited Partners. The ability of the General Partner to amend this Agreement without the consent of the Limited Partners, pursuant to Section 12.1, includes, but is not limited to, any amendment to:

(a) add or modify a distribution reinvestment plan for the General Partner or the Partnership;

(b) modify the allocation provisions of the Agreement to comply with Code Section 704(b) or 704(c);

(c) add to the representations, duties, services or obligations of the General Partner or any Affiliates for the benefit of the Limited Partners;

(d) cure any ambiguity or mistake, correct or supplement any provision in the Agreement that may be inconsistent with any other provision, or make any other provision with respect to matters or questions arising under the Agreement that will not be inconsistent with the provisions of the Agreement;

(e) amend the Agreement to reflect the addition or substitution of Limited Partners or the reduction of the Capital Accounts upon the return of capital to the Limited Partners;

(f) minimize the adverse impact of, or comply with, any “plan assets” for ERISA purposes;

(g) execute, acknowledge and deliver any and all instruments to effectuate the foregoing, including the execution, acknowledgment and delivery of any such instrument by the attorney-in-fact for the General Partner under a special or limited power of attorney and to take all such actions in connection therewith as the General Partner deems necessary or appropriate with the signature of the General Partner acting alone;

(h) change the name and/or principal place of business of the Partnership;

(i) decrease the rights and powers of the General Partner (so long as such decrease does not impair the ability of the General Partner to manage the Partnership and conduct its business affairs);

(j) sell preferred units and other securities and admit preferred limited partners and other limited partners to the Partnership, subject to any consent rights expressly provided to holders of Preferred Units in this Agreement, or any amendment thereto;

(k) make any changes necessary or advisable to enable the General Partner to qualify or maintain its status as a REIT;

(l) establish or amend exchange rights for the exchange of Units for an equivalent number of REIT Shares;

(m) establish or amend a Unit repurchase program; or

(n) make any changes necessary or advisable to satisfy concerns of the Commission, any state securities regulator or any stock exchange in connection with a securities offering by the General Partner or otherwise.

No amendment will be adopted pursuant to Sections 12.2(j) or 12.2(n) without the consent of the Limited Partners unless the adoption thereof (i) is for the benefit of and not adverse to the interests of the Limited Partners and (ii) does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes.

ARTICLE 13

GENERAL PROVISIONS

13.1 Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.

13.2 Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

13.3 Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.

13.4 Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

13.5 Entire Agreement. This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

13.6 Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

13.7 Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

13.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 13.9.

13.10 Waiver of Jury Trial. EACH PARTNER HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13.11 Electronic Signatures. Any electronic signature of a party to this Agreement and of a party to take any action related to this Agreement or any agreement entered into by the Partnership shall be valid as an original signature and shall be effective and binding. Any such electronic signature (including the signature(s) to this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

13.12 Side Letter Agreements. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Partners acknowledge and agree that the authority granted to the General Partner hereunder provides the General Partner with the authority to enter into agreements with any Limited Partner (a “Side Letter”) without the consent of any other Person (including, without limitation, any other Limited Partner), in connection with the relationship of such Limited Partner to the Partnership which may affect the terms of this Agreement; provided, however, that the economic terms set forth in any such Side Letter shall not affect the economic rights or obligations of any other Limited Partner under any provision of this Agreement and the terms of such Side Letter shall be determined as to the relationship solely as between such Limited Partner and the General Partner.

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Amended and Restated Limited Partnership Agreement, all as of the 8th day of September, 2020.

GENERAL PARTNER:

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

By:	/s/ Alan F. Feldman
Alan F. Feldman, Chief Executive Officer

LIMITED PARTNERS:

By: RRE OPPORTUNITY HOLDINGS, LLC

By:	/s/ Alan F. Feldman
Alan F. Feldman, Chief Executive Officer

C-III CAPITAL PARTNERS LLC:

By:	/s/ Marc W. Levy
Marc W. Levy, Executive Managing Director

RESOURCE REAL ESTATE, LLC:

By:	/s/ Marc W. Levy
Marc W. Levy, Executive Vice President

EXHIBIT A

Name of each Partner	Address	# of Common Units	% of Common Units	# of Preferred Units
C-III CAPITAL PARTNERS LLC	Corporation Trust Center 1209 Orange Street, Wilmington DE 19801	1,178,546.000	1.536%	61,229.000
RESOURCE REAL ESTATE, LLC	Corporation Trust Center 1209 Orange Street, Wilmington DE 19801	4,980,213.000	6.491%	258,736.000
Resource Real Estate Opportunity REIT, Inc.	1845 Walnut Street, 17th Floor Philadelphia, PA 19103	70,565.408	0.092%	—
RRE Opportunity Holdings, LLC	1845 Walnut Street, 17th Floor Philadelphia, PA 19103	70,494,842.241	91.881%	—

Totals		76,724,166.649	100.000%	319,965.000

A-1

EXHIBIT B

NOTICE OF EXERCISE OF EXCHANGE RIGHT

In accordance with Section 8.5 of the Amended and Restated Limited Partnership Agreement (the “Agreement”) of Resource Real Estate Opportunity OP, LP, the undersigned hereby irrevocably (i) presents for exchange _______ Common Units in Resource Real Estate Opportunity OP, LP in accordance with the terms of the Agreement and the Exchange Right referred to in Section 8.5 thereof, (ii) surrenders such Common Units and all right, title and interest therein, and (iii) directs that the Cash Amount or REIT Shares Amount (as defined in the Agreement) as determined by the General Partner deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.

Dated: ________________, ___________

(Name of Limited Partner)

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name:

Social Security or Tax I.D. Number:

B-1

EXHIBIT C

DESIGNATION OF THE RIGHTS, POWERS, PRIVILEGES, RESTRICTIONS,

QUALIFICATIONS AND LIMITATIONS OF THE

SERIES A CUMULATIVE PARTICIPATING REDEEMABLE PREFERRED UNITS

The following are the terms of the Series A Cumulative Participating Redeemable Preferred Units (the “Series A Preferred Units”) established pursuant to this Designation of Rights, Powers, Privileges, Restrictions, Qualifications and Limitations of the Series A Cumulative Participating Redeemable Preferred Units (the “Designation of Rights”). This Designation of Rights includes terms defined in the Agreement in addition to terms defined in this Designation of Rights. The following terms used in this Designation of Rights shall have the meanings specified below:

Original Issuance Date means, with respect to each Series A Preferred Unit, the date on which such Series A Preferred Unit was originally issued by the Partnership.

Redemption Date means, the date on which the Series A Preferred Units shall be redeemed, as set forth in Section 6 hereof.

Redemption Price means, as of any specified date with respect to a Series A Preferred Unit, an amount of cash equal to the sum of (i) the Series A Preferred Stated Value, (ii) the Series A Preferred Distribution Shortfall, and (iii) the product of the Value of one REIT Share and the REIT Shares Amount as of such date.

Reset Date means, with respect to each Series A Preferred Unit, the fifth anniversary of the Original Issuance Date of such Series A Preferred Unit.

Series A Preferred Capital means, with respect to each Series A Preferred Unit as of any particular date, an amount equal to the sum of (i) the Series A Preferred Stated Value, and (ii) the Series A Preferred Distribution Shortfall.

Series A Preferred Distribution Date means the 15th day of each January, April, July and October of each year (or, if not a business day, the next succeeding business day).

Series A Preferred Distribution Period means, with respect to each Series A Preferred Unit, the period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period which shall commence on and include the Original Issuance Date of such Series A Preferred Unit and the Distribution Period during which such Series A Preferred Unit is redeemed or otherwise acquired by the Partnership which shall end on and include the date of such redemption or acquisition).

Series A Preferred Distribution Shortfall means, with respect to each Series A Preferred Unit as of any particular date, the excess of (i) the sum of the Series A Preferred Priority Return and the Series A Preferred Return for such Series A Preferred Unit as of such date over (ii) the cumulative amount distributed in respect of such Series A Preferred Unit pursuant to Section 5.2(a)(i) of the Agreement.

Series A Preferred Priority Return means, with respect to each Series A Preferred Unit as of any particular date, an amount equal to (i) 7.00% per annum on the Series A Preferred Stated Value for the period commencing on the Original Issuance Date and ending on the day prior to the Reset Date and (ii) 10.00% per annum on the Series A Preferred Stated Value for the period commencing on the Reset Date. For any partial period of less than a year, the amount of the Series A Preferred Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

Series A Preferred Return means, with respect to each Series A Preferred Unit as of any particular date, the amount of distributions to which a holder of such Series A Preferred Unit would be entitled to receive as of such date if the Series A Preferred Units were treated as part of a single class of units with the Common Units and the Series A Preferred Units shared in distributions with the Common Units pursuant to Section 5.2(a)(ii) and Section 5.6(b) proportionately based on the total number of outstanding Series A Preferred Units and Common Units.

Series A Preferred Stated Value means, with respect to each Series A Preferred Unit, an amount equal to $200 as adjusted pursuant to Section 11 of this Designation of Rights.

(1) Designation and Number. A series of Preferred Units, designated as the Series A Cumulative Participating Redeemable Preferred Units, is hereby established. The number of authorized Series A Preferred Units is 319,965.

(2) Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

(3) Rank. The Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank: (a) senior to all classes and series of Common Units of the Partnership, and any other class or series of Preferred Units expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Junior Units”); (b) on a parity with any other class or series of Preferred Units issued by the Partnership expressly designated as ranking on parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series A Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (“Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series A Preferred Units prior to conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

(4) Distributions.

(a) Pursuant to Section 5.2(a)(i) of the Agreement, and subject to the preferential rights of holders of any class or series of Senior Preferred Units, each holder of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for payment of distributions, with respect to each Series A Preferred Unit, an amount equal to such Series A Preferred Unit’s Series A Preferred Distribution Shortfall as of the applicable Partnership Record Date for the respective Series A Preferred Distribution Period.

(b) No distributions on the Series A Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, the Series A Preferred Priority Return will accrue and, to the extent not paid in cash, compound quarterly on each Series A Preferred Distribution Date, whether or not the restrictions referred to in Section 4(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of distributions, and whether or not such distributions are authorized or declared. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution on the Series A Preferred Units which may be in arrears. When distributions are not paid in full upon the Series A Preferred Units and any Parity Preferred Units (or a sum sufficient for such full payment is not so set apart), all distributions declared upon the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior distributions periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless the Series A Preferred Distribution Shortfall for each Series A Preferred Unit has been or contemporaneously is (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment for all past Distribution Periods that have ended, no distributions (other than a distribution in Junior Units or in options, warrants or rights to subscribe for or purchase any such Junior Units) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Units or any Parity Preferred Units, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except (i) by conversion into or exchange for Junior Units, (ii) the purchase of Junior Units or Parity Preferred Units in connection with a redemption of stock pursuant to the Articles of Incorporation to the extent necessary to preserve the General Partner’s qualification as a REIT or (iii) the purchase of Parity Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Units). Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of the Series A Preferred Distribution Shortfall for the Series A Preferred Units as provided above.

(5) Liquidation Preference. Pursuant to Section 5.6(b) of the Agreement, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series A Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners, after payment of or provision for the Partnership’s debts and other liabilities, an amount per Series A Preferred Unit that is equal to such Series A Preferred Unit’s Series A Preferred Capital (the “Liquidation Preference”) before any distribution of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to Partners are insufficient to pay in full the Liquidation Preference on the Series A Preferred Units and the liquidation preference on any Parity Preferred Units, all assets distributed to the holders of the Series A Preferred Units and any Parity Preferred Units shall be distributed pro rata so that the amount of assets distributed per Series A Preferred Unit and per such Parity Preferred Unit shall in all cases bear to each other the same ratio that the Liquidation Preference per Series A Preferred Unit and the liquidation preference per such Parity Preferred Unit bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership. Notwithstanding the above, for purposes of determining the amount each holder of Series A Preferred Units is entitled to receive with respect to a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, no effect shall be given to amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Units.

(6) Redemption.

(a) Except as provided for in this Section 6(a) or in Section 6(b) below, the Series A Preferred Units shall not be redeemable by the Partnership prior to the first anniversary of the Original Issuance Date. Following the first anniversary of the Original Issuance Date, the Partnership shall redeem, at the option of a holder of the Series A Preferred Units, a number of Series A Preferred Units as follows: (i) between the first and second anniversary of the Original Issuance Date, up to 25% of the number of Series A Preferred Units issued to the holder thereof on the Original Issuance Date; (ii) between the second and third anniversary of the Original Issuance Date, up to 50% of the number of Series A Preferred Units issued to the holder thereof on the Original Issuance Date (less the number of Series A Preferred Units previously redeemed); (iii) between the third and fourth anniversary of the Original Issuance Date, up to 75% of the number of Series A Preferred Units issued to the holder thereof on the Original Issuance Date (less the number of Series A Preferred Units previously redeemed); and (iv) following the fourth anniversary of the Original Issuance Date, up to 100% of the number of Series A Preferred Units issued to the holder thereof on the Original Issuance Date (less the number of Series A Preferred Units previously redeemed) (the “Redemption Right”). The Series A Preferred Units redeemed in accordance with this Section 6 shall be redeemed for cash at a per unit redemption amount equal to such Series A Preferred Unit’s Redemption Price as of the Redemption Date; provided, however, that the Redemption Right provided under this Section 6 shall be suspended at such time that the General Partner (or any Successor Entity) applies to list REIT Shares (or the common stock of any Successor Entity) on a National Securities Exchange, and shall be terminated at such time as the National Securities Exchange approves such REIT Shares (or the common stock of any Successor Entity) for listing; provided further, that any payment pursuant to the Redemption Right shall be prohibited if the board of directors of the General Partner (or any Successor Entity) determines, in its reasonable discretion, that such redemption payment shall have a material adverse effect on the General Partner, including without limitation, effects on the General Partner’s cash available for operations or any restrictions set forth under any credit facility or loan agreements of the General Partner or the Partnership.

(b) Upon the occurrence of a Listing or a Change of Control (as defined below), the Partnership may at its option redeem for cash the outstanding Series A Preferred Units, in whole or from time to time, in part, at the Redemption Price on the Redemption Date. Any notice sent by the Partnership with respect to a redemption upon a Listing or a Change of Control shall include (i) instructions as to the tender of the Series A Preferred Units, (ii) the Redemption Date; (iii) the place or places where any certificates representing such Series A Preferred Units, if any, are to be surrendered for payment of the Redemption Price; (iv) the amount of the Redemption Price; and (v) in the case of a Change of Control, a description of the transaction or transactions that constitute the Change of Control. For purposes of this Section 6(b), “Change of Control” shall mean (x) a merger or consolidation of the General Partner with or into any other business entity (except one in which the holders of capital stock or other equity interests of the General Partner immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding voting securities of the surviving entity), or (y) the acquisition by any person or any group of persons (other than the General Partner or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the General Partner’s capital stock or other equity interests as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting securities of the General Partner.

(c) Following the second anniversary of the Original Issuance Date, the Partnership may, at its option, redeem the outstanding Series A Preferred Units, in whole or from time to time, in part, at the Redemption Price on the Redemption Date. The Redemption Date shall be selected by the Partnership and shall be no less than 30 days and no more than 60 days after the date on which the Partnership sends the notice of redemption to the holder or holders of the Series A Preferred Units to be redeemed.

(d) A holder of Series A Preferred Units desiring to exercise its Redemption Right under Section 6(a) hereof must deliver a written redemption notice (the “Redemption Exercise Notice”) in the form approved by the Partnership, duly completed, to the Partnership by certified or express delivery mail postage prepaid to the Partnership’s principal office c/o the General Partner. The Redemption Exercise Notice must state: (i) the number of Series A Preferred Units to be redeemed by the Partnership; and (ii) that the Series A Preferred Units are to be redeemed pursuant to Section 6(a) hereof. The Redemption Date for the Series A Preferred Units properly tendered to the Partnership pursuant a Redemption Exercise Notice shall be the 90th day after receipt of the Redemption Exercise Notice (or, if not a business day, the next succeeding business day). Upon receipt of a Redemption Exercise Notice, the Partnership shall provide the holder of the Series A Preferred Units subject to the Redemption Exercise Notice with the following information: (i) instructions as to the tender of the Series A Preferred Units; (ii) the Redemption Date; (iii) the place or places where any certificates representing such Series A Preferred Units, if any, are to be surrendered for payment of the Redemption Price; and (iv) the amount of the Redemption Price. The Partnership may elect to cause the Redemption Date to be delayed for up to an additional 90 days to the extent required for the General Partner to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Redemption Price. Notwithstanding the foregoing, the Partnership agrees to use its best efforts to redeem the Series A Preferred Units properly tendered to the Partnership as quickly as reasonably possible.

(e) On or after a Redemption Date, each holder of Series A Preferred Units to be redeemed must present and surrender the certificates (or an affidavit of loss and indemnity satisfactory to the Partnership), if such units are certificated, representing the Series A Preferred Units to the Partnership to be redeemed at the place designated in the notice from the Partnership referenced in Sections 6(b) or 6(c) above, or the instructions from the Partnership referenced in Section 6(d) above, as the case may be, and thereupon the Redemption Price for such Series A Preferred Units, determined as of the Redemption Date, will be paid to or on the order of such holder by wire transfer pursuant to wire instructions provided by such holder and each surrendered certificate, if any, will be canceled. If the Series A Preferred Units to be redeemed are certificated, then in the event that fewer than all the Series A Preferred Units are to be redeemed, a new certificate will be issued representing the unredeemed Series A Preferred Units.

(e) From and after a Redemption Date, all distributions on the Series A Preferred Units subject to such redemption will cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (and all accumulated and unpaid distributions to but excluding the Redemption Date), will cease and terminate and such Series A Preferred Units shall not be deemed to be outstanding for any purpose whatsoever, other than as provided in clause (f) below.

(f) In the event that the Partnership defaults in the payment of the Redemption Price for any Series A Preferred Units surrendered for redemption pursuant to Section 6(a), such Series A Preferred Units shall continue to be deemed to be outstanding for all purposes and to be owned by the respective holders, and the Partnership shall promptly return any surrendered certificates representing such Series A Preferred Units to such holders (although the failure of the Partnership to return any such certificates to such holders shall in no way affect the ownership of such Series A Preferred Units by such holders or their rights thereunder). Following such default, the Partnership shall remain obligated to deliver payment of the Redemption Price pursuant to clause (d) above as soon as reasonably practicable as determined by the board of directors of the General Partner.

(g) At its election, the Partnership, prior to a Redemption Date, may irrevocably deposit the Redemption Price of the Series A Preferred Units to be redeemed pursuant to this Section 6 in trust for the holders of the Series A Preferred Units with a bank or trust company, in which case the Partnership shall send a notice to the holders of Series A Preferred Units to be redeemed which shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price and (iii) require the holder of Series A Preferred Units to be redeemed to surrender the certificates, if any, representing such Series A Preferred Units (or an affidavit of loss and indemnity satisfactory to the Partnership) at such place on or about the date fixed in the redemption notice (which may not be later than the Redemption Date) against payment of the Redemption Price. Any monies so deposited which remain unclaimed at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Partnership.

(h) In the event any Series A Preferred Units have been redeemed by the Partnership pursuant to this Section 6, the Series A Preferred Units so redeemed shall become authorized but unissued Preferred Units without further designation as to class or series, available for future classification or reclassification by the General Partner and issuance by the Partnership.

(7) Listing Exchange Right.

(a) In the event that the Redemption Right is terminated in accordance with Section 6(a), beginning 180 days after the date that the REIT Shares (or the common stock of any Successor Entity) are listed on a National Exchange (the “Listed Shares”), each holder of the Series A Preferred Units shall have the right to require the General Partner to purchase all or a portion of such holder’s Series A Preferred Units (the “Listing Exchange Units”) in exchange for a number of Listed Shares determined by dividing (i) the number of Listing Exchange Units tendered for purchase multiplied by the Redemption Price as of the Listing Exchange Date (as defined below) by (ii) the volume-weighted average price of the Listed Shares over the 30 day period prior to the Exchange Date (the “Listing Exchange Right”). In connection with the issuance of Listed Shares pursuant to this Listing Exchange Right, the General Partner shall issue a corresponding number of additional Partnership Units, to be held by the General Partner, as set forth in Section 4.2(a)(i). A holder of Series A Preferred Units desiring to exercise its Listing Exchange Right must deliver a written notice (the “Listing Exchange Notice”) in the form approved by the Partnership, duly completed, to the Partnership by certified or express delivery mail postage prepaid to the Partnership’s principal office c/o the General Partner. The Listing Exchange Notice must state: (i) the number of Listing Exchange Units tendered for purchase by the General Partner; and (ii) that the Listing Exchange Units are to be purchased pursuant to this Section 7(a). The General Partner shall purchase the Listing Exchange Units properly tendered to the General Partner within 30 days after receipt of the Listing Exchange Notice (or, if not a business day, the next succeeding business day) (the “Listing Exchange Date”). Upon receipt of a Listing Exchange Notice, the General Partner shall provide the holder of the Listing Exchange Units subject to the Listing Exchange Notice with (i) instructions as to the tender of the Listing Exchange Units, (ii) the Listing Exchange Date; (iii) the place or places where any certificates representing such Listing Exchange Units are to be surrendered against payment of the Listed Shares; and (iv) the Redemption Price on the Listing Exchange Date. The Series A Preferred Units are not convertible or exchangeable for any other property or securities of the Partnership except as provided in this Section 7(a).

(b) The Partnership, the General Partner and each holder of Series A Preferred Units that exercises its Listing Exchange Right, as the case may be, shall treat the transaction between the General Partner and such holder of Series A Preferred Units for federal income tax purposes as a sale of such holder’s Series A Preferred Units to the General Partner. Each holder of Series A Preferred Units that exercises its Listing Exchange Right agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Listing Exchange Right.

(c) Notwithstanding the provisions of Section 7(a), a holder of Series A Preferred Units shall not be entitled to exercise the Listing Exchange Right if the delivery of REIT Shares to such Partner on the Listing Exchange Date by the General Partner pursuant to Section 7(a) would (i) result in such Partner or any other person owning, directly or indirectly, REIT Shares in excess of the Aggregate Stock Ownership Limit (as defined in the Articles of Incorporation and calculated in accordance therewith) or the Common Stock Ownership Limit (as defined in the Articles of Incorporation and calculated in accordance therewith), except as provided in the Articles of Incorporation, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), except as provided in the Articles of Incorporation, (iii) result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code, or (iv) cause the General Partner to own, directly or constructively, 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code. The General Partner, in its sole and absolute discretion, may waive the restriction on exchange set forth in this Section 7(c).

(d) Notwithstanding any other provision of this Designation of Rights, the General Partner shall place appropriate restrictions on the ability of the holders of Series A Preferred Units to exercise their Listing Exchange Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof to each holder of Series A Preferred Units, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership which states that, in the opinion of such counsel, restrictions are necessary in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

(e) Each holder of Series A Preferred Units covenants and agrees with the Partnership and the General Partner that all Series A Preferred Units delivered for redemption or exchange pursuant to Sections 6 and 7 hereof shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Series A Preferred Units which are or may be subject to any liens. Each holder of Series A Preferred Units further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Series A Preferred Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

(8) Voting Rights. Except as set forth in Article 12 of the Agreement and as provided in Section 9 of this Designation of Rights, holders of the Series A Preferred Units will not have any voting rights.

(9) Restrictions on New Issuances. Unless (i) fewer than 39,995.625 Series A Preferred Units (as may be adjusted pursuant to Section 12 below) remain issued and outstanding, (ii) the holders of a majority of the then outstanding Series A Preferred Units consent, or (iii) an additional class or series of Preferred Units is being issued in connection with a full redemption of the Series A Preferred Units in accordance with Section 6, the Partnership shall not issue any Senior Preferred Units. The holders of the Series A Preferred Units may deliver a consent in writing or by electronic transmission to the Partnership, and if the holders of the Series A Preferred Units entitled to cast not less than the minimum number of votes that would be necessary to authorize the issuance of the Senior Preferred Units deliver such consent to the Partnership, the Partnership shall not be required to seek the consent of the remaining holders of Series A Preferred Units, if any. The Partnership must give notice of any consent granted pursuant to this Section 8 to each holder of Series A Preferred Units not later than 10 days after the effective time of such action.

(10) Record Holders. The Partnership and the transfer agent for the Series A Preferred Units may deem and treat the record holder of any Series A Preferred Units as the true and lawful owner thereof for all purposes, and neither the Partnership nor the transfer agent shall be affected by any notice to the contrary.

(11) No Preemptive Rights. No holder of the Series A Preferred Units will, as a holder of Series A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership (whether now or hereafter authorized).

(12) Adjustment. If the number of Common Units is adjusted pursuant to Section 4.2(a)(ii) of the Agreement, then a corresponding adjustment to the number of Series A Preferred Units shall automatically be made. The number of issued and outstanding Series A Preferred Units immediately after such adjustment shall be equal to the number of issued and outstanding Series A Preferred Units immediately prior thereto multiplied by a fraction (the “Adjustment Factor”) the numerator of which is equal to the number of issued and outstanding Common Units as adjusted pursuant to Section 4.2(a)(ii) of the Agreement immediately after the corresponding Adjustment Event and the denominator of which is the number of issued and outstanding Common Units prior to adjustment pursuant to Section 4.2(a)(ii) in connection with such Adjustment Event. In connection with such adjustment to the number of Series A Preferred Units, the Series A Preferred Stated Value per Series A Preferred Unit shall also be adjusted by multiplying the applicable Series A Preferred Stated Value immediately prior to such adjustment by the Adjustment Factor.